SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
J. C. Penney Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.
☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

J. C. PENNEY COMPANY, INC.
6501 Legacy Drive
Plano, Texas 75024-3698

SUPPLEMENT TO THE PROXY STATEMENT DATED MARCH 25, 2015
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2015

On March 25, 2015, J. C. Penney Company, Inc. (the Company) mailed to its stockholders a definitive proxy statement (the Proxy Statement) for the Company’s Annual Meeting of Stockholders to be held on May 15, 2015. This Supplement, which describes recent changes in the proposed nominees for election to the Board of Directors of the Company (the Board), should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On April 28, 2015, Mary Beth West, a member of the Board and a nominee for re-election as a director at the Annual Meeting, informed the Board that she had accepted the position of Executive Vice President, Chief Customer and Marketing Officer with the Company and would be resigning from the Board, effective May 15, 2015.

In connection with her pending resignation from the Board, Ms. West has withdrawn as a candidate for re-election as a director at the Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Any votes cast in respect of the re-election of Ms. West will be disregarded. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Ms. West’s name as a nominee for election as director. Information regarding how to vote your shares and revoke proxies already submitted is available in the Proxy Statement under the caption “About the Annual Meeting.”

Salil R. Virkar, Secretary

Plano, Texas
April 28, 2015